UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 7, 2021

Decibel Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40030	46-4198709
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1325 Boylston Street, Suite 500 Boston, Massachusetts		02215
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 370-8701

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	DBTX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 7, 2021, the Compensation Committee of the Board of Directors of Decibel Therapeutics, Inc. (the “Company”) approved severance and change in control benefits for the Company’s executives at the level of vice president and above. These benefits will be set forth in agreements to be entered into with the Company’s executives and will supersede any severance provisions in any prior offer letter, severance agreement or employment or other agreement between the executives and the Company.

Under the terms approved by the Committee, the executives will receive these benefits in the event their employment is terminated by the Company without cause or by the executive for good reason, in either case, (i) more than three months prior to or more than 12 months following a change in control of the Company (an “Involuntary Termination”) or (ii) within three months prior to, on, or within 12 months following a change in control of the Company (a “Change in Control Termination”), subject, in any case, to the execution and effectiveness of a separation and release of claims agreement.

Specifically, in the event of an Involuntary Termination, the executive will receive:

•

payment of an amount equivalent to 12 months’ base salary plus 100% of his target bonus for the year in which the Involuntary Termination occurs, such amount to be paid over 12 months, in the case of the Company’s chief executive officer;

•	payment of an amount equivalent to nine months’ base salary, such amount to be paid over nine months, in the case of the Company’s other C-level executives and senior vice presidents;

•	payment of an amount equivalent to six months’ base salary, such amount to be paid over six months, in the case of the Company’s vice presidents; and

•

provided that the executive is eligible for and elects to continue receiving group health insurance coverage pursuant to COBRA, the share of the premiums for COBRA continuation coverage that the Company pays for active and similarly situated employees who receive the same type of coverage for a period of up to 12 months for the Company’s chief executive officer, up to nine months for the Company’s other C-level executives and senior vice presidents and up to six months for the Company’s vice presidents; provided that in the event the executive obtains alternative coverage or the executive’s COBRA eligibility ends, the Company’s obligation to pay such share of the premiums shall end.

In the event of a Change in Control Termination, the executive will receive:

•

payment of an amount equivalent to 18 months’ base salary plus an amount equal to the executive’s pro-rated target bonus for the year in which the termination occurs, such amount to be paid over 18 months, plus a lump sum payment equal to one and a half times the executive’s target bonus for the year in which the Change in Control Termination occurs, in the case of the Company’s chief executive officer;

•

payment of an amount equivalent to 12 months’ base salary plus an amount equal to the executive’s pro-rated target bonus for the year in which the termination occurs, such amount to be paid over 12 months, plus a lump sum payment equal to the target bonus for the year in which employment is terminated, in the case of the Company’s other C-level executives and senior vice presidents;

•

payment of an amount equivalent to nine months’ base salary plus an amount equal to the executive’s pro-rated target bonus for the year in which the termination occurs, such amount to be paid over nine months, plus a lump sum payment equal to 75% of the target bonus for the year in which employment is terminated, in the case of the Company’s vice presidents;

•

the full acceleration of vesting of all outstanding stock-based awards held by the executive as of the date of termination (other than stock-based awards that vest on the basis of performance and do not provide solely for time-based vesting); and

•

provided that the executive is eligible for and elects to continue receiving medical insurance pursuant to COBRA, the share of the premiums for COBRA continuation coverage that the Company pays for active and similarly situated employees who receive the same type of coverage for a period of up to 18 months for the Company’s chief executive officer, up to 12 months for the Company’s other C-level executives and senior vice presidents and up to nine months for the Company’s vice presidents; provided that in the event the executive obtains alternative coverage or the executive’s COBRA eligibility ends, the Company’s obligation to pay such share of the premiums shall end.

The foregoing description of the approved severance and change in control benefits is qualified in its entirety by reference to the Severance Agreements, the form of which will be filed by the Company with a Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DECIBEL THERAPEUTICS, INC.

Date: April 13, 2021	By:	/s/ Laurence Reid
Name: Laurence Reid, Ph.D.
Title: President and Chief Executive Officer